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CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Strong Income Funds, Inc.

We consent to the incorporation by reference in Post-Effective
Amendment No. 11 to the Registration Statement of Strong Income Funds, Inc. on Form N-1A of our report dated December 4, 1996 on our audit of the financial statements and financial highlights of Strong High-Yield Bond Fund, a series of Strong Income Funds, Inc. which report is included in the Annual Report to Shareholders for the period ended October 31, 1996, which is also incorporated by reference in the Registration Statement. We also consent to the reference
to our Firm under the caption "Independent Accountants" in     the Statement of
Additional Information.



                                        /s/ Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
February 26, 1997